Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-33281, No. 33-40563, No. 33-40564, No. 33-63411, No. 333-05869, No. 333-48683, No. 333-67269, No. 333-75547, No. 333-75549, No. 333-36476, No. 333-44546, No. 333-54022, No. 333-73388, No. 333-100858, No. 333-100860, No. 333-117504, No. 333-137711, No. 333-44546, No. 333-100858, No. 333-147196 and No. 333-150600) and on Form S-3 (No. 33-42272, No. 33-63409, No. 33-64123, No. 333-47301, No. 33-64213 and No. 333-36474) of BMC Software, Inc. of our reports dated May 21, 2008 with respect to the consolidated financial statements of BMC Software, Inc. and the effectiveness of internal control over financial reporting of BMC Software, Inc., included in this Annual Report (Form 10-K) for the year ended March 31, 2008.
/s/ Ernst & Young LLP
Houston, Texas
May 21, 2008